Advance Auto Parts Appoints Richard A. Johnson to Board of Directors

RALEIGH, N.C., January 13, 2026 – Advance Auto Parts, Inc. (NYSE: AAP), a leading automotive aftermarket parts provider in North America announced today, that it has appointed Richard “Dick” A. Johnson as an independent director to the Board of Directors.

“Dick’s nearly 30 years of expertise in retail and decades of proven leadership make him an exceptional addition to the Advance board,” said Gene Lee, chair of the board. “On behalf of the entire board of directors, I am pleased to welcome him, and we look forward to his contributions as we continue driving Advance toward greater success.”

“Our strategic plan is built on initiatives designed to strengthen our position in the market as a consistent and reliable provider of auto parts for our customers,” said Shane O’ Kelly, president, and chief executive officer. “As we move forward on executing our strategic initiatives, the Advance team will greatly benefit from Dick’s knowledge of retail operations and customer service.”

“Advance has a distinguished 94-year legacy, with strong brand recognition and it operates in a thriving industry supported by solid fundamental drivers,” said Dick Johnson, independent director. “I look forward to working with the board to oversee the execution of Advance’s strategic plan.”

Mr. Johnson is the retired Chief Executive Officer, President, and Chairman of the Board of Foot Locker, Inc., a leading global athletic footwear, and apparel retailer. He was Chief Executive Officer and President from 2014 until September 2022 and served on the Board of Directors from 2014 through January 2023, including Chairman from 2016 through January 2023. Prior to becoming Chief Executive Officer and President, he served in a variety of other executive roles with Foot Locker, Inc. during his nearly thirty-year tenure with the Company, including Executive Vice President and Chief Operating Officer and, Executive Vice President/Group President – Retail Stores.

Mr. Johnson currently serves as Chairman of the Board of Directors of H & R Block, Inc. He also serves on the Boards of Directors of Build-A-Bear Workshop, Inc. and Graebel Companies, Inc., and on the National Leadership Council at the University of Wisconsin, Eau Claire. He previously served as a director of The Footwear Distributors and Retailers of America, the Retail Industry Leaders Association, and Maidenform Brands, Inc.

About Advance Auto Parts
Advance Auto Parts, Inc. is a leading automotive aftermarket parts provider that serves both professional installers and do-it-yourself customers. As of October 4, 2025, Advance operated 4,297 stores primarily within the United States, with additional locations in Canada, Puerto Rico and the U.S. Virgin Islands. The Company also served 814 independently owned Carquest branded stores across these locations in addition to Mexico and various Caribbean islands. Additional information about Advance, including employment opportunities, customer services and online shopping for parts, accessories and other offerings can be found at www.AdvanceAutoParts.com.

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